Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Magnum Hunter Resources Corporation

We have audited the accompanying balance sheets of Hunter Disposal, LLC (“the Company”) as of December 31, 2011 and 2010, and the related statements of operations, changes in member’s equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Dallas, Texas

April 6, 2012

Hunter Disposal, LLC.

Balance Sheets

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Accounts receivable	$2,355,636	$240,946
Accounts receivable—related party	2,217,010	—
Prepaid expenses	—	9,699

TOTAL CURRENT ASSETS	4,572,646	250,645

PROPERTY & EQUIPMENT, net	3,371,656	2,824,061

OTHER ASSETS
Deposits	29,717	14,483

TOTAL ASSETS	$7,974,019	$3,089,189

LIABILITIES & MEMBER’S EQUITY
CURRENT LIABILITIES
Bank overdraft	$355,517	$25,753
Current portion of long term debt	82,675	64,934
Current portion of long term debt—related party	33,430	30,505
Accounts payable	2,276,921	248,838
Accounts payable—related party	—	434,933
Accrued expenses	20,784	11,291

TOTAL CURRENT LIABILITIES	2,769,327	816,254

Long term debt	189,577	235,950
Long term debt—related party	50,145	83,576
Asset retirement obligation	26,928	42,404

TOTAL LIABILITIES	3,035,977	1,178,184

COMMITMENT (Note 6)
MEMBER’S EQUITY
Contributed capital	1,358,057	1,358,057
Retained Earnings	3,579,985	552,948

TOTAL MEMBER’S EQUITY	4,938,042	1,911,005

TOTAL LIABILITIES AND MEMBER’S EQUITY	$7,974,019	$3,089,189

See accompanying notes to the financial statements

Hunter Disposal, LLC.

Statements of Operations

	For the Year Ended December 31,
	2011	2010
REVENUE
Water disposal revenue	$11,224,840	$961,437
Water disposal revenue—related party	1,852,032	666,494

TOTAL REVENUE	13,076,872	1,627,931

EXPENSES
Water disposal	9,058,973	853,651
General and Administrative	661,693	53,247
Depreciation	328,267	167,245

TOTAL EXPENSES	10,048,933	1,074,143

OPERATING INCOME	3,027,939	553,788
OTHER INCOME (EXPENSE)
Other Income	19,919	8,367
Interest Expense	(20,821)	(9,207)

NET INCOME	$3,027,037	$552,948

See accompanying notes to the financial statements

Hunter Disposal, LLC.

Statement of Changes in Member’s Equity

	CONTRIBUTED	RETAINED	TOTAL
	CAPITAL	EARNINGS	EQUITY
Balances at January 1, 2010	$—	$—	$—
Contribution of assets	1,358,057	—	1,358,057
Net income	—	552,948	552,948

Balances at December 31, 2010	$1,358,057	$552,948	$1,911,005
Net income	—	3,027,037	3,027,037

Balances at December 31, 2011	$1,358,057	$3,579,985	$4,938,042

See accompanying notes to the financial statements

Hunter Disposal, LLC.

Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$3,027,037	$552,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	328,267	167,245
Changes in operating assets and liabilities:
Accounts receivable	(2,201,764)	(240,946)
Prepaid expenses	9,699	(9,699)
Bank overdraft	329,764	25,753
Accounts payable	2,268,944	145,874
Accounts payable/receivable—related party	(2,642,608)	434,933
Accrued expenses	9,491	(48,865)
Change in deposits	(15,234)	(14,483)

Net cash provided by operating activities	1,113,596	1,012,760

Cash flows from investing activities
Capital expenditures	(1,054,457)	(1,332,855)

Net cash used in investing activities	(1,054,457)	(1,332,855)

Cash flows from financing activities
Proceeds from borrowings on debt	44,200	344,960
Payment of loan	(103,339)	(24,865)

Net cash provided by (used in) financing activities	(59,139)	320,095

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

Cash paid for interest	$20,648	$8,598

NON CASH TRANSACTIONS:
Contribution of assets	$—	$1,358,057

Accrued capital expenditures	$—	$163,120

See accompanying notes to the financial statements

Hunter Disposal, LLC.

Notes to the Financial Statements

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Hunter Disposal, LLC. (the Company, “we”, “us” or “our”) was formed in January 2010 and is a wholly-owned subsidiary of Triad Hunter, LLC. (Triad or the Parent). On February 12, 2010, Magnum Hunter Resources Corporation (Magnum Hunter) completed the acquisition of Triad and its subsidiaries and contributed certain assets into the Company. The activities of the Company and the predecessor business, which contained the contributed assets, were immaterial in 2010 prior to the contribution by Magnum Hunter. The Company performs water disposal services for Triad and third party customers in the Appalachian Region of the United States.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles and Presentation. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. The most significant estimates are for depreciable lives of our fixed assets and for the cost of asset retirement obligations. Actual results could differ from those estimates under different assumptions and conditions.

Accounts Receivable. Accounts receivable consists of service revenue receivable from our water disposal activities, generally due within 30 days. We do not require collateral for accounts receivable, but perform periodic credit evaluations on our customers’ financial condition. We review accounts receivable periodically and reduce the carrying amounts by a valuation allowance that reflects our best estimate of the amount that may not be collectible. We had an allowance for doubtful accounts of $25 thousand and $0 at December 31, 2011 and 2010, respectively.

Property and Equipment. Our property and equipment is carried at cost and is composed of the following.

	December 31,
	2011	2010
Land	$15,120	$15,120
Buildings	232,074	47,000
Furniture, fixtures and equipment	14,686	—
Vehicles	991,514	805,564
Salt water storage and disposal equipment	786,187	329,474
Salt water disposal wells	1,823,100	1,790,744

	3,862,681	2,987,902
Less accumulated depreciation	(491,025)	(163,841)

Net property and equipment	$3,371,656	$2,824,061

Depreciation of property and equipment is provided using the straight line method over various useful lives ranging from 3 to 15 years.

Depreciation expense was $328 thousand and $167 thousand, for the years ended December 31, 2011 and 2010, respectively.

Revenue Recognition. Revenues from water disposal activities are recognized at the time the services are provided and earned as provided in the various contract agreements.

Water Disposal Expense. Water disposal costs include trucking, fuel, maintenance, salaries, insurance, and other operating costs which are expensed as incurred and included in water disposal expense on our statements of operations.

Income Taxes. The Company and Magnum Hunter file a consolidated Federal income tax return. The Company records Federal income tax expense (benefit) as if it filed a separate return. Since the Company is an LLC it is not subject to Federal income taxes and does not record a Federal tax provision. The Company is responsible for state taxes, which are immaterial through December 31, 2011.

Hunter Disposal, LLC.

Notes to the Financial Statements

We had no uncertain tax positions at December 31, 2011

The Company filed a consolidated return with Magnum Hunter. During the year ended December 31, 2011, Magnum Hunter has not incurred any interest or penalties on its income tax returns. Magnum Hunter’s tax returns are subject to possible examination by the taxing authorities. For Federal income tax purposes the tax returns essentially remain open for possible examination for a period of three years after the date on which those returns are filed.

Fair Value of Financial Instruments. The carrying amounts of financial instruments including accounts receivable, and accounts payable approximate fair value, as of December 31, 2011.

Asset Retirement Obligation. Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our salt water disposal wells at the end of their productive lives, in accordance with applicable federal, state and local laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of the asset’s inception, with an offsetting increase to property and equipment. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the consolidated statements of operations.

Our liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of our wells and our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation.

NOTE 3—ASSET RETIREMENT OBLIGATIONS

The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31:

	2011	2010
Asset retirement obligation at beginning of period	$42,404	$—
Obligations of contributed assets	—	39,000
Liabilities settled	(16,558)	—
Accretion expense	1,082	3,404

Asset retirement obligation at end of period	$26,928	$42,404

NOTE 4—NOTES PAYABLE

The Company entered into notes payable for vehicles with varying terms due through January 2015, the outstanding balance as of December 31, 2011 and 2010 was $272 thousand and $301 thousand, respectively.

Note Payable to Related Party

During 2008, Alpha Hunter Drilling, LLC (Alpha Hunter), a subsidiary of Triad, financed the purchase of a truck for Hunter Disposal. The interest rate on the borrowing is 4.25%. The outstanding balance owed to Alpha Hunter as of December 31, 2011 and 2010 were $84 thousand and $114 thousand, respectively.

The following table presents the approximate annual maturities of debt for the year ended December 31:

2012	$116,105
2013	118,432
2014	107,105
2015	14,185

$355,827

Hunter Disposal, LLC.

Notes to the Financial Statements

NOTE 5—RELATED PARTY TRANSACTIONS

During 2011 and 2010, the Company provided water disposal service of $1.8 million and $666 thousand, respectively, to its Parent. Accounts receivable from Parent were $2.2 million and $0 as of December 31, 2011 and 2010, respectively. During 2010, the Company’s parent assisted in funding operations by providing cash. The accounts payable to the parent at December 31, 2011 and 2010 was $0 and $435 thousand, respectively.

During 2011 and 2010, the Company provided water disposal service of $87 thousand and $0, respectively, to GreenHunter Energy, Inc and rented storage tanks from GreenHunter of $78 thousand and $0 for the year ended December 31, 2011 and 2010, respectively. The net accounts receivable from GreenHunter was $9 thousand and $0 as of December 31, 2011 and 2010, respectively.

During 2011 and 2010, a portion of the Company’s general and administrative expenses are allocated from its Parent. Management believes the allocation method is reasonable and the amounts allocated along with expenses directly incurred by the Company are representative of what would have been incurred for similar expenses if the Company was a stand-alone company. Total general and administrative expenses allocated were $246 thousand and $20 thousand for the years ended December 31, 2011 and 2010, respectively.

NOTE 6—COMMITMENT

The Company is guarantor of a note payable of Alpha Hunter due June 2014. Trucks purchased with the proceeds of the note are the collateral on the note. The outstanding balance on this note as of December 31, 2011 and 2010 was $6.2 million and $2.7 million, respectively. The Company would be obligated for the full amount of the note if Triad defaulted, which the Company believes is remote, and thus has not recorded a liability.

NOTE 7—CONCENTRATIONS OF CREDIT RISK

For the years ended December 31, 2011 and 2010, we provided a substantial portion of our water disposal service to one third party customer and our Parent. Although we are exposed to a concentration of credit risk, we believe that all of our customers are credit worthy. If the Company were to lose one or both of these customers, its financial position and results of operations could be materially impacted.

NOTE 8—SUBSEQUENT EVENTS (“UNAUDITED”)

On February 17, 2012, the Company’s parent, Triad Hunter, LLC, closed on the sale of 100% of the equity ownership interest of the Company to GreenHunter Water, LLC, a wholly-owned subsidiary of GreenHunter Energy, Inc., an entity for which an officer and director of Magnum Hunter, is an officer and major shareholder and for which another officer and director of Magnum Hunter, is also a director. The terms and conditions of the equity purchase agreement between the parties were approved by the audit committee of Magnum Hunter and an independent special committee for each party. The total sales price for this acquisition was approximately $9.9 million. The consideration received included a combination of cash, GreenHunter Energy restricted common stock, GreenHunter Energy 10% cumulative preferred stock, and a promissory note due to Triad Hunter. In connection with the sale Triad Hunter entered into agreements with Hunter Disposal, LLC and GreenHunter Water, LLC for wastewater hauling and disposal capacity in Kentucky, Ohio and West Virginia and a five-year tank rental agreement with GreenHunter Water, LLC. GreenHunter Water, LLC did not assume any of the Company’s debt in their acquisition of 100% of the equity ownership interest of the Company.

The Company has evaluated subsequent events through April 6, 2012, the date these financial statements were available for issuance.